UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2010
SOUTHWEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation)	000-23064 (Commission file number)	73-1136584 (IRS Employer Identification No)

608 South Main Street, Stillwater, Oklahoma (Address of Principal Executive Offices)	74074 (Zip Code)
Registrant’s telephone number, including area code: (405) 372-2230
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On April 26, 2010, Southwest Bancorp, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated and Stephens Inc., as representatives of the underwriters, to issue and sell 4,000,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), at a public offering price of $12.50 per share in an underwritten public offering (the “Offering”). As part of the Offering, the Company granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock to cover over-allotments, if any. The underwriting discounts and commissions were $0.6875 per share. The net proceeds of the Offering, after underwriting discounts and expenses, and without exercise of the underwriters’ over-allotment option, will be approximately $47 million.
     The Underwriting Agreement contains customary representations, warranties and covenants among the parties as of the date of entering into such Underwriting Agreement. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.
     Pursuant to the Underwriting Agreement, directors and executive officers of the Company and Bank entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement providing for a 90-day “lock-up” period with respect to sales of specified securities, subject to extension and certain exceptions.
     The shares of Common Stock were registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 (Registration No. 333-165451) declared effective by the Securities and Exchange Commission on March 16, 2010 (the “Registration Statement”). The offer and sale of the Shares are described in the Company’s prospectus, constituting a part of the Registration Statement, as supplemented by a final prospectus supplement dated April 27, 2010.
Item 9.01 Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.
1.1	Underwriting Agreement

5.1	Opinion of James I. Lundy, III, Attorney at Law

23.1	Consent of James I. Lundy, III, Attorney at Law (included in Exhibit 5.1)

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST BANCORP, INC.
By:	/s/ Laura Robertson
Laura Robertson
Senior Vice President, Finance Division Manager

Dated: April 27, 2010